Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements of National Oilwell Varco, Inc. and in each related Prospectus:

Form	Description
S-8	National-Oilwell, Inc. Stock Award and Long Term Incentive Plan, Value Appreciation and Incentive Plan A and Value Appreciation and Incentive Plan B (No. 333-15859)

S-8	National-Oilwell Retirement and Thrift Plan (No. 333-36359)

S-8	National Oilwell Varco, Inc. Long-Term Incentive Plan (No. 333-123310)

S-8	National Oilwell Varco, Inc. Employee Stock Purchase Plan (No. 333-123301)

S-8

Varco International Inc. 2003 Equity Participation Plan; Stock Option Plan for Non-Employee Directors, as amended; Varco International, Inc. 1990 Stock Option Plan; 1994 Directors’ Stock Option Plan; Varco International, Inc. 401(k)/Profit Sharing Plan (No. 333-123287)

S-8	Varco International, Inc. Deferred Compensation Plan (No. 333-123286)

S-8	National-Oilwell, Inc. Amended and Restated Stock Award and Long-Term Incentive Stock Plan (No. 333-118721)

S-8	National Oilwell Varco, Inc. Long-Term Incentive Plan (No. 333-159333)

S-8	National Oilwell Varco, Inc. Long-Term Incentive Plan (No. 333-188818)

S-8	National Oilwell Varco, Inc. Long-Term Incentive Plan (No. 333-211537)

S-8	National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (No. 333-224892)

S-8	National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan (No. 333-231779)

S-3	Registration Statement on Form S-3 for the registration of debt securities (No. 333-234373)

of our reports dated February 13, 2020, with respect to the consolidated financial statements and schedule of National Oilwell Varco, Inc., and the effectiveness of internal control over financial reporting of National Oilwell Varco, Inc., included in this Annual Report (Form 10-K) of National Oilwell Varco, Inc. for the year ended December 31, 2018.

/s/ ERNST & YOUNG LLP
Houston, Texas	February 13, 2020